CREDIT AGREEMENT

dated as of

December 10, 2019

among

PREDEX
as Borrower,

THE LENDERS
from time to time party hereto,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
as Administrative Agent, Collateral Agent and Initial Lender

TABLE OF CONTENTS

Exhibit B - Form of Borrowing Request

EXHIBIT C - Form of Closing Certificate

EXHIBIT D - Form of Renewal Request

EXHIBIT E - Form of Optional Prepayment Notice

EXHIBIT F - Form of Exposure Limit Increase Request

SCHEDULE 1 - 3L Funds

CREDIT AGREEMENT dated as of December 10, 2019 among PREDEX (the “Borrower”), a Delaware statutory trust, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CSAG”), as the initial lender (the “Initial Lender”), the Administrative Agent and the Collateral Agent, and the other lenders from time to time party hereto (together with the Initial Lender, the “Lenders”).

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01               Single Agreement. This agreement and any Exhibits and Appendices hereto shall form a single agreement (collectively, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”).

Section 1.02               Defined Terms. Capitalized terms used in this Agreement but not defined in this Section 1.02 shall have the meanings set forth on Appendix 1. As used in this Agreement, the following terms shall have the meanings specified below:

“3L Funds” means those Investment Funds (i) that are designated as “3L Funds” by the Administrative Agent on Schedule 1 attached hereto (as may be updated from time to time by the Administrative Agent in its sole discretion) based on the Lenders’ due diligence and (ii) for which the Private REIT Risk Ratio of such Investment Fund does not exceed the Maximum Private REIT Risk Ratio set forth on Schedule 1 for such Investment Fund, as assigned and as may be updated by the Administrative Agent from time to time in its sole discretion.

“Acceptable Accounting Firm” has the meaning set forth in Appendix 1.

“Account Agreement” has the meaning set forth in Appendix 1.

“Adjusted Market Value” has the meaning set forth in Appendix 2.

“Administrative Agent” means CSAG in its capacity as the administrative agent under the Loan Documents, together with its successors and assigns.

“Administration Agreement” has the meaning set forth in Appendix 1.

“Administrator” has the meaning set forth in Appendix 1.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, solely for purposes of Section 6.08, the term “Affiliate” shall also include any Person that directly or indirectly owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified, provided, further, that each Investment Advisor and its Affiliates shall be deemed Affiliates of the Borrower.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent, and “Agent” means either one of them.

“Aggregate Collateral Value” means, at any time, the sum of all Adjusted Market Values in Custodied Investments in each Investment Fund in which the Borrower is permitted to invest pursuant to Section 6.03.

“Aggregate Exposure” means, at any date of determination, the aggregate principal amount of the Loans outstanding on such date including any Fees and interest capitalized pursuant to Sections 2.04(b) and 2.05(a) and any Fees and interest accrued but not yet paid or capitalized.

“Aggregate Exposure Percentage” means, at any date of determination, with respect to any Lender, the fraction expressed as a percentage, where (a) the numerator is a dollar amount equal to the aggregate principal amount of the Loans of such Lender on such date including any Fees and interest capitalized pursuant to Sections 2.04(b) and 2.05(a) and any Fees and interest accrued but not yet paid or capitalized and (b) the denominator is a dollar amount equal to the Aggregate Exposure on such date.

“Agreement” has the meaning set forth in Section 1.01.

“Alternate Interest Rate” means a rate per annum less than or equal to the cost to the Administrative Agent (as determined by the Administrative Agent in good faith) as its blended cost to fund the relevant amounts. For the avoidance of doubt, the Administrative Agent shall be under no obligation to disclose any non-public information used in determining the Alternate Interest Rate.

“Applicable Percentage” has the meaning set forth in Appendix 1, per Tranche.

“Asset Coverage” means, as of any date of determination as set forth herein, the Borrower’s “asset coverage” (as defined in Section 18(h) of the Investment Company Act) of “senior securities representing an indebtedness” (as defined in Section 18(g) of the Investment Company Act), in each case, as computed on such date of determination (without regard to the provisions of Section 18(a) regarding the timing of asset coverage requirements, or the provisions of Section 18(b)) with the outstanding Loans constituting “senior securities representing an indebtedness” without regard to whether such Loans are for “temporary purposes” or otherwise excludable from the definition of “senior securities representing an indebtedness” under Section 18(g) of the Investment Company Act.

“Assignment and Assumption” has the meaning set forth in Section 9.03.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means (a) an “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) a “plan” described in Section 4975(e)(1) of the Code which is subject to Section 4975 of the Code or (c) an entity or account whose underlying assets include “plan assets” (within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory statements hereto.

“Borrower Leverage Multiple” has the meaning set forth in Appendix 1.

“Borrower Responsible Officer” means any executive officer, financial officer, trustee, director or similar official of the Borrower that has knowledge and responsibility for the administration of the obligations of the Borrower in respect of this Agreement.

“Borrower Subsidiary” means any direct or indirect Subsidiary of the Borrower.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.02 and substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City and London are authorized or required by law to close; provided however, that when used in connection with a Eurodollar Loan, the term “Business Day” means any day other than a Saturday, Sunday or day on which banks in London are authorized or required by law to close.

“Cancelled Commitment Amount” means (a) if the Commitments after giving effect to the requested cancellation exceeds $50,000,000, an amount equal to zero, and (b) if the Commitments after giving effect to the requested cancellation are equal to or less than $50,000,000, an amount equal to the lesser of (i) the amount of the Commitments requested to be cancelled and (ii) $50,000,000 minus the Commitments after giving effect to the requested cancellation.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, maturing within one year from the date of acquisition thereof, (b) commercial paper or other marketable debt securities maturing no more than one year from the date of creation thereof and currently having a rating of “A-1” (or the then equivalent grade) or better from Standard & Poor’s Ratings Group, “Prime-1” (or the then equivalent grade) or better from Moody’s Investors Service, Inc. or “F-1” (or the then equivalent grade) or better from Fitch Ratings, (c) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by an internationally recognized rating agency or an equivalent rating from a nationally recognized rating agency of the country in which such commercial bank is incorporated, in each case, as reasonably determined by the Collateral Agent (an “A Rated Bank”), (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with A Rated Banks and (e) money market funds complying with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act.

“Change in Law” means, after the date of this Agreement, (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of, or compliance by a Lender (or by any lending office of such Lender or by such Lender’s holding company, if any) with, any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all regulations, requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all laws, regulations, requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” has the meaning set forth in Appendix 1.

“Closing Date” has the meaning set forth in Appendix 1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all assets purported to be subject to the Lien of the Collateral Agent pursuant to any Collateral Document.

“Collateral Agent” means CSAG in its capacity as collateral agent under the Collateral Documents, together with its successors and assigns.

“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent.

“Collateral Documents” means (a) the Collateral Agreement, the Control Agreement and the Account Agreement, (b) any additional pledges, security agreements, control agreements, mortgages, deeds of trust, guarantees, subordination agreements, instruments, powers of attorney, assignments, contracts, notices, financing statements and all other documents whether heretofore, now or hereafter executed in connection with this Agreement and (c) any other instruments and documents executed and delivered or required to be executed or delivered pursuant to the Loan Documents or any of the foregoing or pursuant to Section 5.06.

“Commercial Tort Claims” has the meaning set forth in Section 9-102 of the UCC (as defined in the Collateral Agreement).

“Commitments” has the meaning set forth in Appendix 1.

“Committed Tranche Loans” means the Tranche L Loans and the Tranche S Loans.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” means the Account Control Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and the Custodian.

“CSAG” has the meaning set forth in the introductory statements hereto.

“Custodial Material Adverse Effect” means a material adverse effect on (a) the business, assets (including any Collateral), liabilities (actual or contingent), operations, condition (financial or otherwise), operating results or prospects of the Custodian, (b) the ability of the Custodian to perform its obligations under the Account Agreement or the Control Agreement or (c) the legality, validity, enforceability or existence of the Account Agreement or the Control Agreement.

“Custodian” has the meaning set forth in Appendix 1.

“Custodied Investments” means Investments owned by the Borrower and that are held as Collateral in the Custody Account subject to a perfected first priority security interest (solely with respect to priority, subject to the Liens described in clause (b) of the definition of Permitted Liens) in favor of the Collateral Agent.

“Custody Account” means the “Custody Account” (or, if applicable, the “Custody Accounts”) as such terms are defined in the Control Agreement.

“Debtor Relief Laws” means Title 11 of the United States Code or any other Federal, state, provincial or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Declaration of Trust” has the meaning set forth in Appendix 1.

“Default” means any event or condition which upon notice, lapse of time or both or, with respect to any event or condition specified in Article VII, the lapse of any other cure period, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Appendix 1.

“Derivative Contracts” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement, including all obligations or liabilities under any such master agreement and related appendices.

“Derivative Exposure” means, for any date with respect to any Derivative Contract, the greater of (a) zero and (b) the amount that would be payable by the Borrower pursuant to such Derivative Contract if all transactions thereunder were being terminated as of such date and without taking into account any margin, collateral or other amounts (however characterized) posted with respect to such Derivative Contract.

“dollars” or “$” means lawful money of the United States of America.

“Early Termination Fee” means a fee in an amount equal to the Cancelled Commitment Amount multiplied by the Early Termination Fee Rate multiplied by a fraction (a) the numerator of which is the number of days from and including the date of such termination to but not including the Scheduled Maturity Date and (b) the denominator of which is 360.

“Early Termination Fee Rate” has the meaning set forth in Appendix 1.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, as defined herein.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar” when used in reference to any Loan shall refer to whether such Loan is bearing interest at a rate determined by reference to LIBOR.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10(a)(i), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) Taxes attributable to such Lender’s failure to comply with Section 2.10(e) and (e) any Tax imposed by FATCA or agreements entered into thereunder.

“Executing Entity” means any Person (other than a natural Person) executing any Loan Documents on behalf of the Borrower, or authorizing the Transactions or the execution of the Loan Documents, including by resolutions or otherwise.

“Exposure Limit” has the meaning set forth in Appendix 1.

“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof or any agreement entered into pursuant to Section 1471(b) of the Code, or fiscal or regulatory legislation or rules adopted pursuant to any intergovernmental agreement entered into in connection with implementation of such Sections of the Code.

“Fees” means the Unused Commitment Fee, the Minimum Outstanding Amount Fee, the Early Termination Fee and other fees and expenses payable hereunder.

“Fundamental Investment Policies” means, collectively, the policies and objectives for, and restrictions on, investing by the Borrower as set forth in the Registration Statement as in effect on the Closing Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act).

“GAAP” means, with respect to the accounting principles employed by the Borrower in preparing its financial statements, either (a) United States generally accepted accounting principles or (b) international accounting standards adopted by the International Accounting Standards Committee, in each case that are applicable to the circumstances as of the date of determination, applied on a consistent basis.

“Governing Documents” means the Organization Documents of the Borrower, the Declaration of Trust, the Organization Documents of any Investment Advisor, the Registration Statement, the Administration Agreement, the Account Agreement and the Investment Advisory Agreement.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or obligation of the payment of such Indebtedness or obligation, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money or deposits or advances of any kind (including overdrafts), (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments or any other obligations upon which interest charges are customarily paid, (c) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), letters of guaranty, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations of such Person to pay the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (e) indebtedness (including prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (f) capital leases, synthetic leases and any other transactions which take the place of or are the functional equivalent of borrowing, (g) all obligations of such Person to post margin or collateral (however characterized) under any Derivative Contracts or prime brokerage, securities account, options or similar agreements and all Derivative Exposure of such Person in respect of Derivative Contracts, (h) all commitments of such Person to make a capital contribution or other Investment in any other Person and (i) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Information” has the meaning set forth in Section 9.15.

“Interest Accrual Date” means with respect to any Loan for any Interest Period applicable thereto, the last day of such Interest Period or, with respect to any Interest Period which ends on the Maturity Date, the Maturity Date.

“Interest Period” means, with respect to any Loan or other amount (a) initially, the period commencing on the Borrowing Date of such Loan or the date such amount otherwise accrued and extending up to, but not including, the next succeeding Rollover Date and (b) thereafter, the period commencing on each Rollover Date and extending up to, but not including, the next succeeding Rollover Date; provided that any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date.

“Investment” means (a) any Equity Interests in, evidence of indebtedness of, or other securities of, another Person, (b) any loan or advance to, or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation, interest or other investment in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Investment Fund” has the meaning set forth in Appendix 2.

“Investment Advisor” has the meaning set forth in Appendix 1.

“Investment Advisor Responsible Officer” means any executive officer, financial officer, director or similar officer of PREDEX Fund Advisor (or of any Executing Entity of PREDEX Fund Advisor) that has knowledge and responsibility for the administration of the obligations of PREDEX Fund Advisor in respect of this Agreement.

“Investment Advisory Agreement” has the meaning set forth in Appendix 1.

“Lender” has the meaning set forth in the introductory statements hereto.

“LIBOR” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to the product of (a) the rate per annum for a three month period determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized information vendor for the purpose of displaying such rates) and (b) Statutory Reserves.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, encumbrance, hypothecation, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” has the meaning set forth in Section 2.01.

“Loan Documents” means this Agreement, the Collateral Documents, and any other notes, instruments, assignments, contracts, consents, notices or other documents executed and delivered or required to be executed or delivered pursuant to any of the foregoing.

“Look-Through Gross Leverage Ratio” means, at any time, (a) the Borrower Leverage Multiple at such time multiplied by (b) the Weighted Average Look-Through Leverage Multiple at such time.

“Look-Through Leverage Multiple” has the meaning set forth in Appendix 1.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board (as from time to time in effect and all official rulings and interpretations thereunder or thereof).

“Material Adverse Effect” means a material adverse effect on (a)(i) the business, assets (including the Collateral), liabilities, operations, condition (financial or otherwise) or operating results of the Borrower or (ii) the ability of any Investment Advisor to perform its obligations under any Investment Advisory Agreement and the Governing Documents of the Borrower and any other duties owed by it to the Borrower, (b) the ability of the Borrower or any Investment Advisor to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of any Loan Document or (d) the rights of or benefits available to the Secured Parties under any Loan Document.

“Material Adverse Fund Event” means the occurrence of any of the following events:

(a)       a Change of Control;

(b)       the Collateral Agent, in its reasonable judgment, determines that (i) PREDEX Fund Advisor has failed to comply with any terms set out in the applicable Investment Advisory Agreement, the Governing Documents of the Borrower or any other controlling document of the Borrower and such failure could reasonably be expected to result in a Material Adverse Effect, (ii) any Investment Advisor has otherwise breached any duty owed by it to the Borrower or other Investment Advisor in a manner that could reasonably be expected to result in a Material Adverse Effect, or (iii) the Borrower, any Investment Advisor or any of their respective Affiliates has engaged in fraudulent activities;

(c)       any event or circumstance shall occur which has had or could reasonably be expected to have a Material Adverse Effect;

(d)       the Net Asset Value of the Borrower at any time shall fail to be at least 75% of the highest Net Asset Value of the Borrower during the period of twelve (12) consecutive calendar months ended at or most recently prior to such time, or, if unavailable, the period commencing on the date of formation of the Borrower; or

(e)       the Net Equity of the Borrower at any time shall be less than 50% of the highest level of Net Equity of the Borrower during the period of twelve (12) consecutive calendar months ended at or most recently prior to such time.

“Maturity Date” means the earliest of (a) the Scheduled Maturity Date, (b) the date upon which the Commitments terminate pursuant to Sections 2.03(b) or (c), Section 2.06(b), Section 2.08(f) or Section 2.10(d) or (c) the date upon which the Obligations become due and payable after the occurrence of an Event of Default.

“Maximum Exposure” means at any time the least of (a) the Exposure Limit at such time, (b) the product of the Aggregate Collateral Value at such time and the Maximum Risk Ratio and (c) the aggregate Adjusted Market Values of all Custodied Investments in 3L Funds divided by 150%.

“Maximum Look-Through Gross Leverage Ratio” has the meaning set forth in Appendix 1.

“Maximum Risk Ratio” has the meaning set forth in Appendix 1.

“Minimum Asset Coverage” means Asset Coverage of 300%, or such other minimum Asset Coverage as shall be required pursuant to the Investment Company Act.

“Minimum Outstanding Amount” has the meaning set forth in Appendix 1.

“Minimum Outstanding Amount Fee” means a fee equal to the product of (A) 2.50% less the Unused Commitment Fee Rate applicable to Tranche L Loans multiplied by (B) the greater of (i) an amount determined daily by which the Minimum Outstanding Amount exceeds the sum of all Outstanding Amounts on such date, including in each case any interest and Fees capitalized pursuant to Section 2.04(b) and Section 2.05(a), and after giving effect to any increases of Outstanding Amounts and prepayments or repayments of Outstanding Amounts occurring on such date less accrued fees and (ii) zero.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA which has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Asset Value” means, as of any date, Net Equity as of such date divided by the number of membership units, interests or shares of the Borrower outstanding as of such date.

“Net Equity” means, as of any date, the total assets of the Borrower minus total liabilities of the Borrower as of such date, as determined in accordance with GAAP.

“Obligations” means the unpaid principal amount of, and interest (including, without limitation, interest and fees accruing after the maturity of the Loans and interest accruing after the commencement of any proceeding under any Debtor Relief Laws relating to the Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) on the Loans, and all other obligations and liabilities of the Borrower to the Agents and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which arise under, or out of or in connection with this Agreement, the Collateral Documents, any other Loan Documents, and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agents or to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Documents) or otherwise.

“Optional Prepayment Date” has the meaning set forth in Section 2.07(a).

“Organization Documents” means, the constituent documents of any Person together with any investment policies or guidelines, as described in the Registration Statement, including (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and the operating agreement or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the certificate of limited partnership or certificate or declaration of trust or the equivalent or comparable constitutive documents and any partnership, joint venture or other applicable agreement of formation or organization, or governing instrument or, in each case, of any of the foregoing clauses (a) through (c), the equivalent or comparable constitutive documents and any agreement, instrument, filing, notice or other document with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate, side letter or similar agreement, or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Outstanding Amount” means, with respect to the Loans at any time, the principal amount of the Loans outstanding at such time, including any Fees and interest capitalized pursuant to Sections 2.04(b) and 2.05(a).

“Payment Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (including a Multiemployer Plan or a Multiple Employer Plan) that is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Account” means has the meaning set forth in Appendix 1.

“Permitted Derivatives” means Derivative Contracts that are exchange traded derivatives or over the counter derivatives entered into solely for the Borrower’s benefit relating to hedging its exposure in the ordinary course of business; provided that Borrower’s entering into of such Permitted Derivatives shall at all times, taken alone or in the aggregate, comply with the then-current Registration Statement.

“Permitted Indebtedness” means (a) the Secured Obligations under the Loan Documents (other than, except to the extent permitted by the Control Agreement, the Custody Agreement) and (b) any other Permitted Indebtedness, if any, set forth in Appendix 1.

“Permitted Liens” means (a) any Lien created under the Loan Documents, (b) any Liens in favor of the Custodian permitted by the Control Agreement, (c) Liens for taxes not yet due or which are being contested in compliance with Section 5.02, (d) Liens on Permitted Accounts in favor of the financial institutions at which such accounts are held for customary fees and out of pocket expenses incurred by such financial institution in connection with the routine maintenance and operation of the applicable Permitted Accounts and, in the case of any Permitted Accounts that are deposit accounts, Liens arising in the ordinary course of business under Article 4 of the UCC and (e) Liens on assets (other than the Collateral) owned by Borrower.

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan).

“PREDEX Fund Advisor” has the meaning set forth in Appendix 1.

“Private REIT” has the meaning set forth in Appendix 2.

“Private REIT Risk Ratio” has the meaning set forth in Appendix 1.

“Redemption Trigger Event” means, with respect to any fiscal quarter of the Borrower, the receipt by the Borrower of one or more redemption requests from its investors with respect to redemptions under the Borrower’s Organization Documents as of the last Business Day of such fiscal quarter in an aggregate amount in excess of 15% of Net Asset Value.

“Registration Statement” has the meaning set forth in Appendix 1.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means (a) Lenders having Aggregate Exposure and the aggregate amount of unused Commitments representing more than 50% of the sum of the total Aggregate Exposure and the aggregate amount of unused Commitments at such time (exclusive of any Loans or unused Commitments then owned or held by the Borrower or any of its Affiliates, if any) and (b) the Initial Lender.

“Risk Ratio” means at any time the ratio, expressed as a percentage, of (a) the Aggregate Exposure at such time divided by (b) the Aggregate Collateral Value at such time.

“Rollover Date” means the last day of each month, or if such day is not a Payment Business Day, the next succeeding Payment Business Day; provided, however that neither the Closing Date nor the Maturity Date shall be a Rollover Date.

“Scheduled Maturity Date” has the meaning set forth in Appendix 1.

“SEC” means the Securities and Exchange Commission or any other Governmental Authority of the United States of America at the time administering the Securities Act or the Investment Company Act.

“Secured Parties” has the meaning set forth in the Collateral Agreement.

“Securities Act” means the United States Securities Act of 1933.

“Similar Law” means any law that is substantially similar to the prohibited transaction provisions of ERISA or Section 4975 of the Code.

“Specified Conditions” means, as of any date of determination: (a) the Aggregate Exposure does not exceed the Maximum Exposure, (b) the Risk Ratio does not exceed the Maximum Risk Ratio, (c) the Look-Through Gross Leverage Ratio does not exceed the Maximum Look-Through Gross Leverage Ratio and (d) the Asset Coverage is equal to or greater than the Minimum Asset Coverage.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, liabilities, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including stamp, court, recording or documentary taxes or any other excise or property taxes, charges or similar levies and any applicable interest, additions to tax or penalties, arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Threshold Amount” has the meaning set forth in Appendix 1.

“Tranche” means each tranche of Loans available hereunder, including the following tranches as of the Closing Date: (i) Loans constituting Tranche S Loans, (ii) Loans constituting Tranche L Loans and (iii) Loans constituting Tranche U Loans.

“Tranche L Draw Condition” has the meaning set forth in Appendix 1.

“Tranche L Loan” has the meaning set forth in Section 2.01(b).

“Tranche L Maximum Commitment” means the Maximum Commitment set forth in the definition of Tranche Terms with respect to Tranche L, as adjusted pursuant to Section 2.03(e).

“Tranche L Outstanding Amount” has the meaning set forth in Appendix 1.

“Tranche S Draw Condition” has the meaning set forth in Appendix 1.

“Tranche S Loan” has the meaning set forth in Section 2.01(a).

“Tranche S Maximum Commitment” means the Maximum Commitment set forth in the definition of Tranche Terms with respect to Tranche S, as adjusted pursuant to Section 2.03(e).

“Tranche S Outstanding Amount” has the meaning set forth in Appendix 1.

“Tranche Terms” has the meaning set forth in Appendix 1.

“Tranche U Draw Condition” has the meaning set forth in Appendix 1.

“Tranche U Loan” has the meaning set forth in Section 2.01(c).

“Transactions” means the execution, delivery and performance by or on behalf of the Borrower and any Investment Advisor of the Loan Documents, the making and repayment of Loans hereunder, the granting of liens under the Collateral Documents and the payment of all fees, expenses and other amounts due and payable hereunder.

“Trigger Date” has the meaning set forth in clause (l) of Article VII.

“Unused Commitment Amount Fee” means, with respect to each Tranche, a fee equal to the Unused Commitment Fee Rate with respect to such Tranche multiplied by an amount determined daily, equal to (a) the Commitment with respect to such Tranche minus, (b) at any date of determination, the sum of all Outstanding Amounts with respect to such Tranche on such date, including in each case any interest and Fees capitalized pursuant to Section 2.04(b) and Section 2.05(a), and after giving effect to any increases of Outstanding Amounts, in each case, with respect to such Tranche and prepayments or repayments of Outstanding Amounts under such Tranche occurring on such date.

“Unused Commitment Fee Rate” means, with respect to any Tranche, the Commitment Fee Rate set forth in the definition of Tranche Terms with respect to such Tranche.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law September 26, 2001)).

“Valuation Statement” means, with respect to any Collateral, a statement prepared by the Custodian at the request of the Borrower delivered in electronic format as a spreadsheet (the form of which shall be provided by or approved by the Collateral Agent), and based upon (a) reports from the issuers of such Collateral (or the investment managers of such issuers) setting forth the updated fair market valuations, dates of such valuations and performance data for each Investment Fund and (b) the amount of any cash held in the Custody Account.

“Weighted Average Look-Through Leverage Multiple” has the meaning set forth in Appendix 1.

Section 1.03               Terms Generally. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise expressly provided herein, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (but only if such amendment, restatement, supplement or modification complies with any restrictions set forth herein or in any Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereby and by the other Loan Documents or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons, (c) references herein to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to, this Agreement unless the context shall otherwise require, (d) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, except as otherwise specifically prescribed herein (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Person at “fair value”, as defined therein) and (e) any reference to any statute or regulation shall include any amendments or supplements of same and any successor statutes and regulations, together with all rules, regulations, interpretations, interpretative releases and staff letters promulgated or issued thereunder.

ARTICLE II

The REVOLVING CREDIT FACILITIES

Section 2.01               Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally and not jointly:

(a)       agrees to make advances to the Borrower consisting of Tranche S Loans (“Tranche S Loans”), from time to time on any Payment Business Day, which advances shall be in an aggregate outstanding amount not to exceed at any time the Commitment of such Lender; provided, however, that such advances shall not, after giving effect thereto (A) result in any failure of the Specified Conditions set forth in clauses (a), (c), or (d) of the definition thereof to be satisfied, (B) cause the Risk Ratio to be equal to or greater than 20% or (C) result in a breach of the Tranche S Draw Condition.

(b)       agrees to make advances to the Borrower consisting of Tranche L Loans (“Tranche L Loans”), from time to time on any Payment Business Day, which advances shall be in an aggregate outstanding amount not to exceed at any time the Commitment of such Lender; provided, however, that such advances shall not, after giving effect thereto (A) result in any failure of the Specified Conditions set forth in clauses (a), (c), or (d) of the definition thereof to be satisfied, (B) cause the Risk Ratio to be equal to or greater than 20% or (C) result in a breach of the Tranche L Draw Condition.

(c)       may, in its sole discretion, make advances to the Borrower consisting of Tranche U Loans (“Tranche U Loans” and together with the Tranche S Loans and the Tranche L Loans and any capitalization of interest or Fees pursuant hereto, a “Loan”), from time to time on any Payment Business Day, provided, however, that such advances shall not, after giving effect thereto (A) result in any failure of the Specified Conditions set forth in clauses (a), (c), or (d) of the definition thereof to be satisfied, (B) cause the Risk Ratio to be equal to or greater than 20% or (C) result in a breach of the Tranche U Draw Condition.

Subject to the foregoing, the Borrower may borrow, repay, or reborrow Loans before the Maturity Date.

Section 2.02               Borrowing Request. (a) Each Loan requested shall be in an aggregate principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof. Each Lender may at its option fund any Loan by causing any domestic or foreign branch or Affiliate of such Lender to fund such Loan.

(b)                The Borrower shall notify the Administrative Agent of requests for advances by hand delivery, fax or electronic mail in ..pdf format of a written Borrowing Request, substantially in the form of Exhibit B, not later than 11:00 a.m., New York City time, (i) in the case of any Tranche S Loan, two (2) Business Days before the date thereof, (ii) in the case of any Tranche L Loan, thirty-two (32) days before the date thereof and (iii) in the case of any Tranche U Loan, on such date as the Borrower shall select. The date of any such proposed Loan (the “Borrowing Date”), shall be a Payment Business Day. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.02. Unless otherwise specified in the Borrowing Request, the Lenders shall wire any funds for a Loan to the Custody Account.

Section 2.03               Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, on the Maturity Date, (i) the unpaid principal amount of all Loans, together with accrued interest thereon and (ii) any and all fees and other amounts payable hereunder. The Commitments shall automatically terminate on the Maturity Date.

(b)                The Borrower may upon not less than ninety (90) days’ prior irrevocable written notice to the Administrative Agent permanently terminate the Commitments in whole or in part prior to the Scheduled Maturity Date; provided, however, that the Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of such termination, (i) the aggregate unpaid principal amount of the outstanding Loans in excess of the Commitments after giving effect to such termination, together with accrued interest thereon, (ii) an Early Termination Fee, if applicable, and (iii) any and all other fees and other amounts payable hereunder that have accrued through the date of such termination.

(c)                 The Administrative Agent may, at the direction of the Required Lenders, upon not less than one hundred and eighty (180) days’ prior irrevocable written notice to the Borrower permanently terminate the Commitments in whole but not in part prior to the Scheduled Maturity Date. The Borrower shall pay to the Administrative Agent for the account of the Lenders, on the date of such termination, (i) the aggregate outstanding Loans, together with accrued interest thereon and (ii) any and all fees and other amounts payable hereunder that have accrued through the date of such termination.

(d)                The Administrative Agent shall maintain accounts in which it will record (i) the amount of the Loan made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lenders hereunder or, in the case of interest, capitalized in accordance with Section 2.05(a) and (iii) the amount of any sum received by the Administrative Agent (on behalf of itself or any Lender) hereunder from the Borrower. The entries made in such accounts shall be conclusive absent manifest error; provided, however, that the failure of a Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations to repay all Obligations in accordance herewith.

(e)                 The Borrower may from time to time on one or more occasions request increases in the Exposure Limit and the Tranche L Maximum Commitment and the Tranche S Maximum Commitment by delivering a request substantially in the form of Exhibit F attached hereto (or such other form as shall be approved by the Administrative Agent in its sole discretion) (the “Exposure Limit Increase Request”); provided, that (i) unless otherwise agreed in writing by the Administrative Agent and the Lenders in their sole discretion, (A) the Borrower shall provide not less than twenty (20) Business Days’ notice prior irrevocable written notice of such increase request to the Administrative Agent, which notice shall specify the proposed date and amount of such requested increase, (B) the amount of such requested increase shall not be less than $100,000.00 and, if greater, $100,000.00 multiples thereof and (C) the Borrower shall not have made more than three (3) such increases in the previous twelve (12) calendar months, (ii) both before and after giving effect to such requested increase, (A) the representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, (B) no Default or Event of Default shall have occurred and be continuing or result therefrom, (C) each Specified Condition set forth in clauses (a), (c) and (d) of the definition thereof shall be satisfied and (D) the Risk Ratio shall be less than or equal to 20%, and (iii) on the proposed date of such increase, the Administrative Agent shall have received (A) a certificate from a Borrower Responsible Officer in form and substance satisfactory to the Administrative Agent, (B) a certificate as to the good standing of the Borrower as of a recent date, from the applicable Governmental Authority of its jurisdiction of organization and (C) such other deliverables reasonably requested by the Administrative Agent, including favorable written opinions of counsel for the Borrower, each in form and substance acceptable to the Administrative Agent. The Administrative Agent and the Lenders may, in their sole discretion, approve or deny such requested increase in the Exposure Limit (or any Commitment) and the Administrative Agent shall give written notice of such approval or denial to the Borrower, which notice shall, if an approval, confirm the date and the amount of such increase. If the Administrative Agent does not provide notice of approval on or prior to the proposed increase date, the increase request shall be deemed to have been denied. Nothing contained in this Section 2.03(e) shall constitute, or otherwise be deemed to be, a commitment on the part of the Administrative Agent, the Initial Lender or any Lender to increase the Exposure Limit (or any Commitment) at any time. The Borrower acknowledges that, among other considerations, the Administrative Agent and the Lenders will need to seek and receive certain internal approvals prior to any increase of the Exposure Limit (or any Commitment), and neither the Administrative Agent nor any Lender can provide assurance that any such approval, if requested, will be obtained. Even if such approvals are or could be obtained, neither the Administrative Agent nor any Lender shall have any obligation to seek such approvals or to approve any increase of the Exposure Limit (or any Commitment) requested by the Borrower.

(f)                  In connection with a Redemption Trigger Event, the Borrower may upon not less than thirty (30) days’ prior irrevocable written notice to the Administrative Agent (a “Commitment Size Notice”) permanently reduce the Exposure Limit in part but not in whole on a pro rata basis amongst each of the Lenders and on a pro rata basis with respect to each of the Tranches without incurring an Early Termination Fee; provided, that:

(i)               such Commitment Size Notice shall state (x) the amount by which the Exposure Limits shall be reduced (which amount shall be in increments of $1,000,000) and (y) the dollar amount of redemption requests received by the Borrower from its investors with respect to such fiscal quarter;

(ii)                such reduction of the Exposure Limit shall occur on either the first or second Rollover Date occurring after the end of such fiscal quarter;

(iii)                concurrently with the delivery of the Commitment Size Notice, the Borrower shall deliver irrevocable written notice to the Administrative Agent of (A) the dollar amount of redemptions to occur on the last day of such fiscal quarter, (B) the dollar amount of the reduction of the Commitments to occur on such date (which amount shall be in increments of $1,000,000 and shall not be greater than the amount specified in such Commitment Size Notice) and (C) the date on which such reduction of the Commitments shall occur; and

(iv)                the amount of such reduction of the Commitments shall be limited such that the ratio of (x) the dollar amount of such reduction to (y) the Commitments prior to giving effect to such reduction shall be less than or equal to the ratio of (1) the dollar amount of redemptions received by the Borrower occurring on the last day of such fiscal quarter to (2) the Net Equity of the Borrower as of such date prior to giving effect to such redemptions.

(g)                With the prior written consent of the Administrative Agent, the Collateral Agent and the Lenders (such consent to be in the sole discretion of each such Person) following receipt by the Administrative Agent, the Collateral Agent and each of the Lenders of a duly executed notice sent by the Borrower substantially in the form of Exhibit D (or such other form as shall be approved by the Administrative Agent in its sole discretion) (the “Renewal Request”) not less than 60 days and not more than 120 days (unless the Administrative Agent, the Collateral Agent and the Lenders consent to a different period) prior to the Scheduled Maturity Date then in effect (the “Existing Scheduled Maturity Date”), the Existing Scheduled Maturity Date may be extended for up to an additional 364-day period. The Administrative Agent, the Collateral Agent and the Lenders may, in their sole discretion, consent in writing to any Renewal Request (with any failure to inform deemed to be a rejection thereof) shall only become effective subject to the satisfaction of the following conditions on the Renewal Effective Date (unless waived by the Administrative Agent, the Collateral Agent and the Lenders):

(i)               no Default or Event of Default shall have occurred and be continuing on each of the date of the notice requesting such extension and on the Renewal Effective Date or shall result from extension of the Existing Scheduled Maturity Date;

(ii)                the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, as of each of the date of the notice requesting such extension and on the Renewal Effective Date with the same effect as though made on and as of each such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of such earlier date);

(iii)                On the Renewal Effective Date, the Administrative Agent shall have received a certificate of a Borrower Responsible Officer (A) certifying as to the continued effectiveness of the matters set forth in the closing certificate delivered pursuant to Section 4.02(b) of this Agreement and (B) setting forth the information required pursuant to Appendix 3 or confirming that there has been no change in such information since the date of this Agreement or the date of the most recent certificate delivered pursuant to this Section 2.03(g)(iii);

(iv)                unless (A) the resolutions and opinions delivered pursuant to Section 4.02 of this Agreement explicitly cover such extension and (B) the certificates received on the Renewal Effective Date pursuant to clause (iii) above are substantially similar to the closing certificates delivered pursuant to Section 4.02(b) of this Agreement, the Administrative Agent, Collateral Agent and the Lenders shall have received favorable legal opinions of New York and Delaware counsel for the Borrower and any Executing Entity, as applicable, in form and substance satisfactory to the Administrative Agent;

(v)               the Administrative Agent shall have received a certificate as to the good standing of the Borrower and any Executing Entity as of a recent date, from the applicable Governmental Authority of its jurisdiction of organization; and

(vi)                the Administrative Agent shall have received copies of all additional documents and certificates as the Administrative Agent or its counsel may reasonably request.

Section 2.04               Fees. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders:

(i)               an Unused Commitment Fee with respect to each Tranche on each Rollover Date until the Commitments of the Lenders shall expire or be terminated as provided herein;

(ii)                a Minimum Outstanding Amount Fee on each Rollover Date until the Commitments of the Lenders shall expire or be terminated as provided herein; and

(iii)                an Early Termination Fee on the Maturity Date; provided, however, that no Early Termination Fee shall be due and payable if the Maturity Date occurs as a result of a termination of the Commitments pursuant to Sections 2.03(c), 2.06(b), 2.08(f) and 2.10(d).

(b)                The Unused Commitment Fee with respect to each Tranche and Minimum Outstanding Amount Fee shall each accrue daily. On each Rollover Date, accrued but unpaid Fees payable pursuant to Section 2.04(a)(i) and (ii) shall, unless paid in cash by the Borrower and subject to Article IV and the other terms and conditions hereof, (i) with respect to the Unused Commitment Fee, be automatically added to the principal amount of the applicable Loans and (ii) with respect to the Minimum Outstanding Amount Fee, be automatically added to the principal amount of the Tranche L Loan thereunder and shall thereafter bear interest in accordance with Section 2.05. Once paid or capitalized pursuant to the preceding sentence, none of the Fees shall be refundable under any circumstances. All Fees shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

Section 2.05               Interest. (a) Subject to the provisions of Section 2.06 and clause (b) below, the Loans shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to LIBOR for the Interest Period in effect for such Loan plus the Applicable Percentage with respect to any Tranche. The applicable LIBOR for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. All interest shall accrue daily, and be due and payable, in arrears, on each Interest Accrual Date and on the Maturity Date. Unless paid in cash by the Borrower upon at least two (2) Business Days’ prior written notice, including by fax or email (or telephone notice promptly confirmed by written notice, including by fax or email) to the Administrative Agent before 11:00 a.m., New York City time, interest on each Loan shall, subject to Article IV and the other terms and conditions hereof, be automatically added to the principal amount of such Loan on each Interest Accrual Date.

(b)                If the Borrower shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder (including as a result of the failure of any capitalization of Fees or interest pursuant hereto because of the terms and conditions of Article IV and other provisions hereof not being met), by acceleration or otherwise, or under any other Loan Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, such amount shall bear interest (after as well as before judgment), payable on demand (and if not paid, compounded on each Rollover Date), (i) in the case of principal or interest, at the rate otherwise applicable to such Loan plus the Default Rate and (ii) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to (A) the Alternate Interest Rate, plus (B) the Applicable Percentage, plus (C) the Default Rate.

(c)                 Any amounts due under Section 9.04 that are not paid promptly after written demand therefor in accordance with Section 9.04(d), shall, to the fullest extent permitted by applicable law, bear interest, after as well as before judgment, on each day that such amounts remain outstanding at the rate set forth in Section 2.05(b)(ii) above. Interest accrued at such rate on unpaid amounts due under Section 9.04 shall be payable on demand.

Section 2.06               Alternate Rate of Interest; Illegality. (a) In the event that:

(i)               the Administrative Agent shall have determined (x) that dollar deposits in the principal amounts comprising such Loan are not generally available in the London interbank market, or (y) that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making or maintaining such Eurodollar Loans during such Interest Period, or (z) that reasonable means do not exist for ascertaining LIBOR; or

(ii)                a Lender shall have determined that any Change in Law shall make it unlawful for such Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan;

then the Administrative Agent shall give written notice to the Borrower and the Lenders, or such Lender shall give written notice to the Borrower and the Administrative Agent, as applicable, and thereafter, unless such notice shall be subsequently withdrawn, any continuation or request for the funding of a Eurodollar Loan (in the event of clause (ii), solely with respect to such Lender) shall be deemed a continuation of or request for a Loan with an interest rate equal to a rate per annum equal to the Alternate Interest Rate plus the Applicable Percentage. In the event of clause (ii), the applicable Lender may also provide in its written notice that all outstanding Eurodollar Loans made by it be converted to Loans with an interest rate equal to the Alternate Interest Rate plus the Applicable Percentage, in which event all of such Eurodollar Loans shall be automatically converted, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan and, in all other cases, on the date of receipt by the Borrower.

(b)                The Borrower may elect, by giving irrevocable written notice to the Administrative Agent within ten (10) days of receipt by the Borrower of written notice of an event under clause (a)(i)(y) to the extent the Alternate Interest Rate shall at such time exceed the blended average LIBOR applicable to the relevant Loans immediately prior to the receipt of such notice by more than 100 basis points (1.00%), to permanently terminate the Commitments in whole but not in part, in which case the Commitments shall be permanently terminated in whole on a date specified by the Borrower in such termination notice, which date shall be no later than sixty (60) days following the delivery of such termination notice. The Borrower shall pay to the Administrative Agent for the account of the Lenders on such date of termination (x) the aggregate principal amount of all outstanding Loans, together with accrued interest thereon and (y) all other fees and other amounts payable hereunder that have accrued through the date of such termination.

Section 2.07               Optional and Mandatory Prepayments. (a) The Borrower shall have the right from time to time on any Payment Business Day to prepay the Loans, in whole or in part, upon at least two (2) Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) to the Administrative Agent before 11:00 a.m., New York City time; provided, however, that (i) each partial prepayment under each Tranche shall be in a principal amount of at least $100,000 and integral multiples of $100,000 in excess thereof, or, if less, the entire principal amount then outstanding under such Tranche and (ii) the Borrower shall not make more than two (2) prepayments under this Section 2.07 in any calendar month. Each notice of prepayment shall be irrevocable, shall be substantially in the form of Exhibit E and shall specify the prepayment date (each, an “Optional Prepayment Date”) and the principal amount of the Loans to be prepaid.

(b)                If at any time any of the Specified Conditions is not satisfied, then upon written notice to Borrower, the Borrower shall immediately prepay the Loans together with all accrued but unpaid interest thereon, in an amount sufficient to cause all Specified Conditions to be satisfied; provided however such prepayment obligation shall be tolled if the Borrower (i) within five (5) Business Days (which period shall be tolled, in the Collateral Agent’s sole discretion, for so long as the Collateral Agent and Borrower are engaged in good faith discussions regarding a proposed prepayment plan) of its receipt of said notice that any Specified Condition is not satisfied, submits a prepayment plan in form and substance satisfactory to the Collateral Agent and the Initial Lender in their sole discretion acting in good faith, setting forth in reasonable detail the actions that the Borrower proposes to take to effect the prepayment described in clause (iii) below, (ii) executes such prepayment plan in accordance with its terms and (iii) prepays the Loans, together with all accrued but unpaid interest thereon, as immediately as practicable and in any event within one hundred and eighty (180) days following the date any Specified Condition is initially not satisfied such that, immediately after giving effect to such prepayment, all Specified Conditions are satisfied. If initially the Borrower fails to execute such prepayment plan in accordance with its terms or the Collateral Agent or the Initial Lender ceases to find such prepayment plan satisfactory to effect the prepayment described in clause (iii) of the preceding sentence (as determined by the Collateral Agent or the Initial Lender in its sole discretion acting in good faith), the Borrower shall immediately prepay the Loans, together with all accrued but unpaid interest thereon, in an aggregate amount sufficient to cause all Specified Conditions to be satisfied. Upon the reasonable request of the Borrower, the Collateral Agent will provide calculations and an explanation (other than to the extent any such calculation or explanation constitutes material non-public information) as to the basis of the change in Specified Conditions.

(c)                 All prepayments shall be subject to Section 2.09 but shall otherwise be without premium or penalty. All partial prepayments occurring on a Rollover Date may, and prepayment in whole shall, be accompanied by accrued and unpaid interest and Fees on the principal amount to be prepaid to but excluding the date of payment. All partial prepayments occurring on a date other than a Rollover Date shall consist of the principal amount to be prepaid only and all accrued and unpaid interest and Fees on the principal amount to be prepaid to but excluding the date of payment shall be added to the principal amount on the next succeeding Interest Accrual Date. In the case of each prepayment of Loans under any Tranche of less than the entire unpaid principal amount of the outstanding Loans of such Tranche, the prepayment shall be shared pro rata by the Lenders under such Tranche according to each Lender’s Aggregate Exposure Percentage under such Tranche.

Section 2.08               Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Lender shall have determined that any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender (except any such reserve requirement that is reflected in LIBOR) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans held by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such increased costs.

(b)                If a Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender in its sole discretion to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                 If, due to either (i) a Change in Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), which, in each case, occurs after the date hereof, any Lender or the Administrative Agent shall determine that there has or will be any increase in the cost to the Administrative Agent or such Lender (including by subjecting the Administrative Agent or such Lender to any Taxes) of agreeing to make or making, funding or maintaining any Loan (other than any such increased cost resulting from Indemnified Taxes, clauses (c) through (e) of the definition of Excluded Taxes, or Connection Income Taxes, as to which Section 2.10 shall govern) or any reduction in the rate of return or amount due to the Administrative Agent or any such Lender under any of the Loan Documents, then the Borrower shall pay to the Administrative Agent or such Lender such additional amounts sufficient to compensate the Administrative Agent or such Lender for such increased cost or reduction suffered.

(d)                A certificate of the applicable Lender setting forth the amount or amounts specified in paragraph (a), (b) or (c) above shall be conclusive absent manifest error and the Borrower shall pay such amounts within ten (10) days after its receipt of the same.

(e)                 Failure or delay on the part of a Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate a Lender under paragraph (a), (b) or (c) above with respect to increased costs or reductions with respect to any period prior to the date that is one hundred twenty (120) days prior to such request if such Lender knew of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that, if the applicable Change in Law is retroactive, then such 120-day period shall be extended to include the period of retroactive effect thereof. The protection of this Section 2.08 shall be available to such Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(f)                  Upon payment by the Borrower of any additional amounts required to be paid pursuant to this Section 2.08, the Borrower may elect, by giving irrevocable written notice to the Administrative Agent within ten (10) days of receipt by the Borrower of written demand for such payment, to permanently terminate the Commitments in whole but not in part, in which case the Commitments shall be permanently terminated in whole on a date specified by the Borrower in such termination notice, which date shall be no later than sixty (60) days following the delivery of such termination notice. The Borrower shall pay to the Administrative Agent for the account of the Lenders on such date of termination (i) the aggregate principal amount of all outstanding Loans, together with accrued interest thereon and (ii) all other fees and other amounts payable hereunder that have accrued through the date of such termination.

Section 2.09               Indemnity. The Borrower shall indemnify the Lenders against any loss or expense that the Lenders may sustain or incur as a consequence of (a) any event, other than a default by a Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan on a day other than a Rollover Date or (ii) any Eurodollar Loan to be made by a Lender not being made after notice of such Loan shall have been given by the Borrower hereunder or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any of the events under clause (a), such loss shall include an amount equal to the excess, as reasonably determined by the applicable Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such event for the period from the date of such event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by the Lender in redeploying the funds released or not utilized by reason of such event for such period. A certificate of the applicable Lender setting forth such amount or amounts shall be conclusive absent manifest error and the Borrower shall pay such amounts within ten (10) days after its receipt of the same.

Section 2.10               Taxes. (a) Except as required by law, any and all payments by the Borrower and its Affiliates or on account of any obligation hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any applicable Person shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Lenders or the applicable Indemnitee (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Person shall make such deductions and (iii) such Person shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(b)                The Borrower shall indemnify the Administrative Agent and the Lenders, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or the Lenders, as the case may be, or required to be withheld or deducted from a payment to such Administrative Agent or Lender (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the applicable Lenders, or by the Administrative Agent on behalf of itself or the applicable Lenders, shall be conclusive absent manifest error.

(c)                 As soon as practicable after any payment of Indemnified Taxes to a Governmental Authority, the Borrower shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                Upon payment by the Borrower of any Indemnified Taxes or any other amounts required to be paid pursuant to this Section 2.10 to any Lender, the Borrower may elect, by giving irrevocable written notice to the Administrative Agent within ten (10) days of receipt by the Borrower of written demand for such payment, to permanently terminate the Commitments in whole but not in part, in which case the Commitments shall be permanently terminated in whole on a date specified by the Borrower in such termination notice, which date shall be no later than sixty (60) days following the delivery of such termination notice. The Borrower shall pay to the Administrative Agent for the account of the Lenders on such date of termination (i) the aggregate principal amount of all outstanding Loans, together with accrued interest thereon and (ii) all other fees and other amounts payable hereunder that have accrued through the date of such termination.

(e)                 Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, to the extent that it is legally entitled to do so, deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation that such Lender is legally entitled to deliver and which is reasonably requested by the Borrower or the Administrative Agent, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver, to the extent that such Lender is legally entitled to do so, such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any Tax-related form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender agrees to update any Tax-related form or certification it previously delivered upon being notified by the Borrower or Administrative Agent that such form has, or is about to, expire.

(f)                  Nothing in this Section 2.10 shall be construed as requiring an Agent or a Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.11               Payments. (a) The Borrower shall make each payment (including principal of or interest on any Loan or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent to the account of the Administrative Agent at The Bank of New York Mellon, ABA# 021-000-018, Account Name: CS Cayman Agency Account, Account # 8900492627 or as otherwise specified in writing by the Administrative Agent from time to time. The Administrative Agent shall promptly distribute to the Lenders any payments received by the Administrative Agent on behalf of the Lenders.

(b)                Except as otherwise expressly provided herein, whenever any payment hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Payment Business Day, such payment may be made on the next succeeding Payment Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 2.12               Borrower Responsible Officers. Each Agent and Lender shall at all times be entitled to accept and act upon Borrowing Requests and payment instructions received from an individual such Agent or Lender reasonably believes is a Borrower Responsible Officer.

Section 2.13               Return of Payments. If the Borrower (or any Person on its behalf) makes a payment to any Agent or Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such set-off or any part thereof subsequently are invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to the Borrower (or such Person), a trustee, receiver or any other Person in connection with any insolvency proceeding or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

ARTICLE III

Representations and Warranties

So long as any Commitment shall be in effect or any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders that:

Section 3.01               Organization; Powers. Each of the Borrower, PREDEX Fund Advisor and any Executing Entity (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (ii) execute, deliver and perform its obligations under each Loan Document and each other agreement or instrument contemplated thereby and (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect. No Series (as defined in the Borrower’s Declaration of Trust) of the Borrower is existing or has been established. The Borrower has no Borrower Subsidiaries.

Section 3.02               Authorization. The Transactions (a) have been duly authorized by all requisite corporate, company or partnership action (as applicable) of the Borrower and any Executing Entity and (b) will not (i) violate (A) any provision of the Organization Documents of the Borrower or any Executing Entity or any law, statute, rule, regulation or order of any Governmental Authority applicable to the Borrower or any Executing Entity or (B) any provision of any indenture, agreement or other instrument evidencing Indebtedness or any other material agreement to which the Borrower is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower (other than any Lien created hereunder or under the Collateral Documents).

Section 3.03               Enforceability. This Agreement, the Collateral Agreement, the Control Agreement and the Account Agreement have been duly executed and delivered by the Borrower and any Executing Entity, as applicable, and each constitutes, and each other Loan Document when executed and delivered by the Borrower and any Executing Entity, as applicable, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles relating to enforceability.

Section 3.04               Governmental Approvals; Consents. No action, consent, authorization or approval of, registration or filing with, exemption from, delivery of notice to, or any other action by any Governmental Authority or any other Person is or will be required or is advisable in connection with the Transactions, the grant to the Collateral Agent of a legal, valid and enforceable first priority security interest in all of the Collateral, the Organization Documents of, or laws, statutes, rules and regulations or orders applicable to, the Borrower or any Executing Entity or any Collateral, or any provision or contractual obligation in any indenture, agreement or other instrument to which the Borrower, PREDEX Fund Advisor or any Executing Entity or any of the Collateral is bound, except for (a) the filing of Uniform Commercial Code financing statements and (b) such as have been made or obtained and are in full force and effect.

Section 3.05               No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise) or operating results of the Borrower since April 30, 2019.

Section 3.06               Title to Properties. The Borrower has good and marketable title to all Investments included in the Valuation Statement and other Collateral free and clear of Liens other than Permitted Liens. Other than pursuant to the Loan Documents, the Borrower has not made or authorized any registrations, filings or recordations in any jurisdictions involving a security interest in any Investment Fund or other Collateral.

Section 3.07               Litigation. There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any business, property or rights of the Borrower (a) that involve any Loan Document or the Transactions or could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or (b) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.08               Compliance with Laws and Contractual Obligations. (a) Neither the Borrower, PREDEX Fund Advisor nor any of their respective businesses, properties or assets are (i) in violation of, nor will the continued operation of such Person’s businesses, properties and assets as currently conducted violate, any law, rule or regulation or (ii) in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violations or defaults could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)                The Borrower is not (i) a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such defaults could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                 The Borrower (i) has not identified any Lender as an “affiliated person” (as that term is defined under the Investment Company Act) of the Borrower or as an “affiliated person” of such a person of the Borrower (an “ICA Affiliate”); and (ii) has implemented and shall maintain policies, procedures and controls reasonably designed to identify whether any Lender is or becomes an ICA Affiliate. The Borrower shall immediately notify the Lenders if it identifies any Lender as an ICA Affiliate.

Section 3.09               Federal Reserve Regulations The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. None of the Collateral is comprised of Margin Stock and less than 25% of the assets of the Borrower are comprised of Margin Stock.

Section 3.10               Investment Company Act. The Borrower is a continuously offered, “closed-end”, “non-diversified”, “management company”, as such terms are used in the Investment Company Act. The Borrower operates as an “interval fund” pursuant to Rule 23c-3 under the Investment Company Act. The Borrower is duly registered as such with the SEC.

Section 3.11               Tax Returns. (a) The Borrower has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except for such failures to make payment after the Closing Date as are expressly permitted under Section 5.02.

(b)                For any taxable period beginning after December 31, 2017 for which the Borrower is treated as a partnership for U.S. federal income tax purposes, (i) the Investment Manager shall be designated as the “partnership representative” within the meaning of Section 6223 of the Code (as amended, including by the Bipartisan Budget Act of 2015) and (ii) the Borrower shall make the election described in Section 6226 of the Code (as amended, including by the Bipartisan Budget Act of 2015).  In addition, if treated as a partnership for U.S. federal income tax purposes, the Borrower has not elected to apply Sections 6221 through 6241 of the Code (as amended, including by the Bipartisan Budget Act of 2015) to any taxable year or period of the foregoing beginning before December 31, 2017.

Section 3.12               No Material Misstatements. None of (a) the Registration Statement or (b) any other report, financial statement, exhibit, schedule or other information furnished by or on behalf of the Borrower or PREDEX Fund Advisor to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Closing Date, the Borrower is not required to deliver a Beneficial Ownership Certification.

Section 3.13               Employee Benefit Plans/ERISA. (a) The assets of the Borrower do not constitute “plan assets” of any Benefit Plan Investor within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA. Each of the Borrower, PREDEX Fund Advisor and their respective ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and any similar law, rule or regulation applicable to any Plan~~.~~

(b)                ~~Neither the Borrower nor any ERISA Affiliate (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise has any liability or reasonable expectation of liability with respect to any Plan.~~

(c)                 ~~None of the Loan Documents or any transaction or other action contemplated hereby or thereby will constitute a violation of any Similar Law or result in the imposition, directly or indirectly, of any liability upon an Indemnitee under any applicable Similar Law.~~

Section 3.14               Collateral Documents. The Collateral Documents have created in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (solely with respect to priority, subject to the Liens described in clause (b) of the definition of Permitted Liens) security interest in all of the Collateral.

Section 3.15               Solvency. Immediately after the consummation of the transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

Section 3.16               Additional Representations. There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which the Borrower, PREDEX Fund Advisor or any Executing Entity is organized and existing either (i) on or by virtue of the execution or delivery of the Loan Documents or (ii) on any payment to be made by the Borrower pursuant to the Loan Documents, except as has been disclosed to the Collateral Agent.

Section 3.17               Information Regarding Collateral. Set forth on Appendix 3 is (a) the Borrower’s exact legal name, (b) each of the Borrower’s and PREDEX Fund Advisor’s mailing address for notices, (c) the Borrower’s sole jurisdiction of organization or formation, (d) if different from its mailing address, the Borrower’s place of business or, if more than one, its chief executive office, (e) the Borrower’s form of organization, (f) the Borrower’s state-issued organizational identification number, if any, (g) the Borrower’s United States taxpayer identification number, if any, (h) a list of all other names (including trade names) used by the Borrower, or any other business organization to which the Borrower became a successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise during the past five years and (i) a list of all Commercial Tort Claims held by the Borrower, including a summary description of each such claim.

Section 3.18               Investment Advisor. Under the Investment Advisory Agreement and subject to the supervision of the Board of Trustees of the Borrower, PREDEX Fund Advisor (a) is responsible for the day to day operations of the Borrower and oversees all investment decisions for the Borrower and (b) has the authority to act on behalf of the Borrower. The Borrower Responsible Officers listed on Appendix 4 have the authority to provide the certificates required under the Loan Documents on behalf of the Borrower and to take all other actions on behalf of the Borrower that are set forth herein or related to the Transactions. The Investment Advisor Responsible Officers listed on Appendix 4 have the authority to take all other actions on behalf of PREDEX Fund Advisor that are set forth herein or related to the Transactions.

ARTICLE IV

Conditions of CREDIT EXTENSIONS

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

Section 4.01               All Loans. On the date of each Loan, at the time of and immediately after giving effect to such Loan:

(a)                 The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of the date of such Loan with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects with respect to representations and warranties containing qualifications as to materiality, and true and correct in all material respects with respect to representations and warranties without qualifications as to materiality, on and as of such earlier date).

(b)                No Default or Event of Default shall have occurred and be continuing.

(c)                 Each of the Specified Conditions set forth in clauses (a), (c) and (d) in the definition thereof shall have been satisfied.

(d)                The Risk Ratio shall be less than or equal to 20%.

(e)                 (i) In the case of Tranche L Loans, the Tranche L Draw Condition shall be satisfied, (ii) in the case of the Tranche S Loan, the Tranche S Draw Condition shall be satisfied and (iii) in the case of Tranche U Loans, the Tranche U Draw Condition shall be satisfied.

Each Loan shall be deemed to constitute a representation and warranty by the Borrower on the date of such Loan as to the matters specified in this Section 4.01.

Section 4.02               Closing Date. On the Closing Date:

(a)                 The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of New York and Delaware counsel for the Borrower and any Executing Entity, as applicable, and counsel for the Borrower and any Executing Entity licensed to practice in each other jurisdiction requested by the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent.

(b)                The Administrative Agent shall have received (i) a copy of the Organization Documents of the Borrower, PREDEX Fund Advisor and any Executing Entity, to the extent required to be kept on file with any Governmental Authority of its jurisdiction of organization, certified as of a recent date by such Governmental Authority, and a certificate as to the good standing of the Borrower, PREDEX Fund Advisor and any Executing Entity as of a recent date, from the applicable Governmental Authority of its jurisdiction of organization, (ii) a certificate from a Borrower Responsible Officer dated the Closing Date in the form attached hereto as Exhibit C and (iii) such other documents as the Administrative Agent may reasonably request.

(c)                 This Agreement, the Collateral Documents and each of the other Loan Documents shall have been duly executed and delivered by the Borrower and any Executing Entity, as applicable, and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a first priority (solely with respect to priority, subject to the Liens described in clause (b) of the definition of Permitted Liens) security interest in the Collateral of the type described in each Collateral Document, and the Collateral Agent shall have received such other documents requested by the Collateral Agent or the Lenders which are necessary or desirable to ensure that the security interest created by the Collateral Documents in the Collateral is a perfected, first priority (solely with respect to priority, subject to the Liens described in clause (b) of the definition of Permitted Liens) security interest.

(d)                The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Borrower in the states (or other jurisdictions) set forth on Appendix 3, and such other jurisdictions requested by the Collateral Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) are Permitted Liens or have been or will be contemporaneously released or terminated.

(e)                 The Administrative Agent shall have received all documentation and other information required by regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with the Lenders that on the Closing Date and thereafter so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower shall:

Section 5.01               Existence; Compliance with Laws and Organization Documents; Businesses and Properties; Approvals and Consents. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its (i) legal existence, (ii) good standing under the laws of the jurisdiction of its organization and (iii) qualification to do business in, and good standing in, every jurisdiction where such qualification is required, except in the case of this clause (iii), where the failure so to qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect.

(b)                Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and in accordance with the Registration Statement and its Fundamental Investment Policies; comply in all material respects with all applicable laws, rules, regulations, judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted.

(c)                 Comply in all material respects with all of the terms and conditions of its Governing Documents.

(d)                Comply with the terms of, and do all that is necessary to obtain and maintain in full force and effect, all actions, authorizations, registrations, filings, notices, exemptions, approvals or consents of any Governmental Authority or any other Person at any time or from time to time required in connection with the Transactions or under any applicable law, statute, rule, regulation or order applicable to the Borrower or any Collateral, or any provision or contractual obligation in any indenture, agreement or other instrument to which the Borrower or any Collateral is bound, in each case, (i) to enable the Borrower to lawfully enter into, and perform and comply with its obligations under, each of the Loan Documents and (ii) to ensure that such obligations are legally binding and enforceable against the Borrower.

Section 5.02               Obligations and Taxes. (a) Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay or cause to be paid and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required so long as (i) with respect to any tax, assessment, charge or levy, the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested tax, assessment or charge and enforcement of a Lien and (ii) the aggregate amount thereof at any time, including any penalties, interest or other charges associated with all such Indebtedness, obligations, taxes, assessments, charges, levies or claims shall not exceed the Threshold Amount.

(b) File or cause to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it.

Section 5.03               Financial Statements, Reports, Notices etc. (a) Furnish to the Administrative Agent and with respect to clause (iii) below, cause the Custodian to furnish to the Administrative Agent:

(i)               as soon as available, but in any event within one hundred eighty (180) days after the end of each fiscal year, its balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower as of the close of such fiscal year and the results of its operations during such year, all audited by an Acceptable Accounting Firm and accompanied by an opinion of such Acceptable Accounting Firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such financial statements fairly present the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied;

(ii)                (A) promptly after the end of each calendar month, a balance sheet showing aggregate assets, liabilities and net assets of the Borrower and (B) on each Business Day, a statement setting forth the Borrower’s Net Asset Value as of the close of the prior Business Day;

(iii)                (A) at the end of each calendar month and promptly at such other times as may be requested by the Administrative Agent, a current Valuation Statement in respect of any Collateral held in or credited to the Custody Account, (B) access to the positions at the Custodian electronically or via e-mail reports and (C) daily cash position reports;

(iv)                promptly after the same become available, copies of all monthly newsletters, management letters, financial statements, reports, notices, proxy statements and other materials distributed generally to its shareholders, limited partners, members or other investors, as the case may be, or filed by the Borrower or PREDEX Fund Advisor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange;

(v)               promptly after the request by any Lender, all documentation and other information that any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(vi)                (A) promptly after receipt thereof, copies of any notices and other communications received by the Borrower with respect to Security Entitlements (as defined in the Collateral Agreement) as to which the Borrower is the Entitlement Holder (as defined in the Collateral Agreement) and (B) promptly after the request by the Collateral Agent, all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to effect or enforce the provisions of this Agreement and any Loan Document;

(vii)                promptly after the occurrence thereof, written notice describing any changes to liquidity (or, to the knowledge of the Borrower or PREDEX Fund Advisor, any intent to change liquidity), currency or other significant terms of the Borrower’s Investments, the classification of any of the Borrower’s Investments (or any portion thereof) as a “special issue” or “side pocket” or any similar classification;

(viii)                promptly after the same become available, copies of any amendments or modifications of, or waivers under, the Governing Documents;

(ix)                promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or PREDEX Fund Advisor, or compliance with the terms of any Loan Document, as any Agent or Lender may reasonably request;

(x)               promptly, after the end of each calendar quarter, a report on each Custodied Investment, which shall include each applicable Investment Fund’s Position Classification, Regional Classification and Property Classification, aggregate indebtedness and gross assets as of the last business day of such calendar quarter, and shall calculate the Private REIT Risk Ratio for each Custodied Investment; provided that the Borrower’s obligation under this Section 5.03(a)(xi) may be satisfied by confirming the accuracy of such a quarterly report provided by the Administrative Agent within three (3) Business Days after receipt thereof; and

(xi)                promptly, upon written request of the Collateral Agent, (A) the Borrower’s schedule of investments detailing all of its Investment Funds and other financial assets and (B) account statements for each Permitted Account.

(b)                Furnish to the Administrative Agent prompt written notice of the following:

(i)               any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii)                the filing or commencement of, or to the knowledge of the Borrower or PREDEX Fund Advisor, any threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority against the Borrower or PREDEX Fund Advisor that (x) involve any Loan Document or the Transactions or could reasonably be expected to restrain, prevent or impose burdensome restrictions on the Transactions or (y) could reasonably be expected to result in a Material Adverse Effect;

(iii)                delivery of a notice by any party (other than the Collateral Agent) to terminate the Control Agreement, the Account Agreement or any other documents between the Borrower and the Custodian relating to the Custody Account;

(iv)                the equity holders of, or other investors in, any class (as determined in accordance with Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) of Equity Interests of the Borrower that are Benefit Plan Investors exceeding twenty percent (20%) of all equity holders of, or other investors in, such class of Equity Interests of the Borrower (as determined in accordance with Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA) or the Borrower could reasonably expect such event to occur;

(v)               the dismissal, resignation or removal of any Investment Advisor, the Administrator or any auditor or the delivery of notice by any party to terminate the Investment Advisory Agreement or any other documents among the Borrower and the Investment Advisors, as applicable, or the Investment Advisor and the Administrator or any auditor; and

(vi)                any supplement or update to the Commercial Tort Claim information set forth in item 4 of Appendix 3; provided that, after the receipt thereof by the Administrative Agent, any supplement or update to item 4 of Appendix 3 delivered pursuant to this Section 5.03(b)(vi) shall become part of item 4 of Appendix 3 for all purposes under the Loan Documents other than in respect of representations and warranties made prior to the date of such receipt.

Section 5.04               Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of applicable law, whether now in effect or hereafter enacted, are made of each transaction in relation to its business and activities. The Borrower will, subject to confidentiality obligations with respect to Information under Section 9.15 and other than material and affairs protected by the attorney-client privilege, permit any representatives designated by the Administrative Agent to visit and inspect its financial records and properties at reasonable times and as requested, without unreasonably interfering with the Borrower’s business and affairs, and to make extracts from and copies of such financial records, and the Borrower shall make available to such representatives its officers and independent accountants to discuss the affairs, finances and condition of the Borrower.

Section 5.05               Employee Benefits. Notify the Administrative Agent immediately in writing if it knows or has reason to believe that an event described in clause (i) of Article VII is reasonably expected to occur.

Section 5.06               Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, obtain any approval, consent, exemption or authorization from, deliver any notice to, or make any filing with (including filing Uniform Commercial Code and other financing statements, agreements or instruments) any Governmental Authority or any other Person, and take all further action that may be required, necessary or advisable under the Organization Documents of, or laws, statutes, rules and regulations or orders applicable to the Borrower or any Collateral, or any provision or contractual obligation in any indenture, agreement or other instrument to which the Borrower or any of the Collateral is bound, or that any Lender, the Administrative Agent or the Collateral Agent may request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the legality, validity, enforceability and first priority of the security interests and Liens created or intended to be created by the Collateral Documents (including instruments, documents and/or filings that may be necessary under any applicable non-U.S. laws to create in favor of the Collateral Agent a first priority perfected Lien (solely with respect to priority, subject to the Liens described in clause (b) of the definition of Permitted Liens) on the Collateral) and, as any Lender or Agent may request, to make each Loan Document admissible in evidence in any relevant court. Such security interests and Liens will be created under the Collateral Documents and other security agreements, and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions and lien searches) as the Collateral Agent shall request as to the perfection and priority status of each such security interest and Lien and to evidence compliance with this Section.

Section 5.07               Investment Funds. Unless otherwise agreed by each Lender in writing (which such writing may be in the form of an email), all Investment Funds owned by Borrower shall be credited to the Custody Account so that each such Investment Fund is subject to a perfected first priority security interest in favor of the Collateral Agent.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with the Lenders that on the Closing Date and thereafter so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower shall not and, in the case of Section 6.10, shall not permit its ERISA Affiliates to:

Section 6.01               Indebtedness. Directly or indirectly, incur, create, assume or permit to exist any Indebtedness other than Permitted Indebtedness.

Section 6.02               Liens (a) Directly or indirectly, create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof except Permitted Liens.

(b)                Other than pursuant to the Loan Documents, make or authorize any registrations, filings or recordations in any jurisdiction involving a security interest in any Collateral.

Section 6.03               Investments. Directly or indirectly, make, acquire or hold any Investments or cash or Cash Equivalents other than (a) investments in the Equity Interests of Investment Funds consistent with the investment strategy set forth in the Borrower’s then-current Registration Statement, (b) cash or Cash Equivalents, in the case of each of clauses (a) and (b) held in the Custody Account subject to the Lien of the Collateral Documents in the manner contemplated herein, (c) cash or Cash Equivalents, securities (other than Equity Interests of Investment Funds) consistent with the investment strategy set forth in the Borrower’s then-current Registration Statement or (d) Permitted Derivatives; provided that any securities, cash or Cash Equivalents transferred from the Custody Account shall have been transferred in accordance with Section 6.05(a).

Section 6.04               Fundamental Changes.

(a)                 Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all its assets (whether now owned or hereafter acquired), or liquidate or dissolve.

(b)                Purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person or create, acquire or permit to exist any Borrower Subsidiary.

(c)                 (i) Engage at any time in any business other than making Investments permitted under this Agreement, (ii) make any expenditure (by long-term or operating lease or otherwise) for capital assets (either realty or personalty) or (iii) have any employees.

(d)                Engage in any business or investment policy if, as a result, the general nature of the business or investment policies in which the Borrower would then be engaged would be materially changed from the general nature of the business or investment policies (including with respect to limitations on investments) in which the Borrower is engaged or Fundamental Investment Policies as of the date hereof.

(e)                 Terminate any of its Governing Documents or enter into any amendment or modification of any of its Governing Documents if such amendment or modification of such Governing Document (i) could reasonably be expected to have a Material Adverse Effect or could adversely affect the Lenders or (ii) relates to the Fundamental Investment Policies of the Borrower.

Section 6.05               Dispositions; Custody Account. (a) Directly or indirectly, withdraw, transfer, sell, redeem, pledge, assign, re-register, rehypothecate or otherwise deliver or dispose of, or change payment instructions with respect to, any Collateral, or enter into any agreement with respect thereto, or re-register title of the Custody Account of the Borrower, unless:

(i) before and after giving effect to such transaction:

(A) no Default or Event of Default shall have occurred and be continuing, and

(B) each of the Specified Conditions shall be satisfied; and

(ii) the Collateral Agent shall have given its prior written consent (which consent shall not be unreasonably withheld if the conditions in clause (i) above are satisfied).

(b)                (i) Open or permit to remain open any cash, securities or other account with any bank, custodian or institution other than the Custody Account and the Permitted Accounts, (ii) change or permit to change any account number of the Custody Account, (iii) open or permit to remain open any sub-account of the Custody Account or (iv) close the Custody Account.

(c)                 Deposit any amount received in respect of any property of any kind attributable to the Collateral, including any proceeds of any redemption or disposition of any property of any kind in the Custody Account, into any account other than the Custody Account.

Section 6.06               Restricted Payments; Restrictive Agreements; Compliance with Contractual Obligations. (a) Declare or make, or agree to declare or make, directly or indirectly, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, repurchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower, or incur any obligation (contingent or otherwise) to do so; provided, however, that the Borrower may declare and pay dividends or make other distributions ratably to its equity holders and comply with redemption and repurchase requests thereof if and to the extent that (i) such payment is permitted under the Organization Documents of the Borrower as in effect on the date hereof or as amended from time to time in compliance herewith and (ii) before and after giving effect to such payment, (A) no Default or Event of Default shall have occurred and be continuing and (B) each of the Specified Conditions shall be satisfied.

(b)                Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon the Collateral; provided that the foregoing shall not apply to restrictions and conditions imposed by (i) law or (ii) any Loan Document.

(c)                 Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Indebtedness in excess of the Threshold Amount of the Borrower is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower or the Lenders.

(d)                (i) Enter into any agreement or instrument or become subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect or (ii) default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, except where such defaults could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 6.07               Derivative Contracts. Enter into Derivative Contracts (other than Permitted Derivatives) or, except as otherwise contemplated in the then-current Registration Statement, enter into any repurchase agreements, reverse repurchase agreements or securities lending agreements.

Section 6.08               Transactions with Affiliates. Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower may, provided that before and after giving effect to such transaction, (a) no Default or Event of Default shall have occurred and be continuing and (b) each of the Specified Conditions shall be satisfied, engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

Section 6.09               Federal Reserve Regulations; Use of Proceeds. (a) Engage principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock or permit any of the Collateral to be comprised of Margin Stock.

(b)                         Use any part of the proceeds of any Loan, directly or indirectly for the purpose, or pay Indebtedness originally incurred for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, within the meaning of Regulation T, U or X of the Board (as from time to time in effect and all official rulings and interpretations thereunder or thereof) or for any other purpose that would entail a violation of, or that could be inconsistent with, the provisions of the Regulations of the Board.

(c)                          Use the proceeds of the Loan (i) other than for (x) without limiting the foregoing clause (b), investments permitted under Section 6.03 and (y) other operational expenses that comply with the Governing Documents and applicable law or (ii) for any distribution or transfer to the equity holders of the Borrower not in compliance with Section 6.06.

Section 6.10               ERISA. Establish, maintain, contribute to, incur any obligation to contribute to or incur any liability to any Plan. The Borrower shall not permit its assets to constitute “plan assets” of any Benefit Plan Investor within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA. The Borrower shall not become subject to any Similar Law that would be violated by any transaction or other action contemplated by the Loan Documents.ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”) then, and in every such event (other than any event with respect to the Borrower described in paragraph (f) or (g) below upon which the following shall be deemed to occur automatically), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(a)                 Payment Default. (i) Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof, in respect of a mandatory prepayment pursuant to Section 2.07(b) hereof or at a date fixed for prepayment thereof (subject to the cure provision set forth therein) or by acceleration thereof or otherwise or (ii) default shall be made in the payment of any interest on any Loan or any Fees or other amounts (other than amounts referred to in clause (i) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three (3) Payment Business Days;

(b)                Representations and Warranties. Any representation or warranty made or deemed made in or in connection with any Loan Document or the Loans hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any respect with respect to representations and warranties containing qualifications as to materiality or false or misleading in any material respect with respect to representations and warranties without qualifications as to materiality when so made, deemed made or furnished;

(c)                 Specific Covenants. (i) Default shall be made in the due observance or performance of any covenant, condition or agreement contained in Sections 5.01(a), 5.02, 5.03(a)(x), (a)(xi), (b)(i), (b)(iii) or (b)(iv), 5.05, 5.06 or 5.07 or in Article VI of this Agreement or in Section 4 of the Collateral Agreement, (ii) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.03(a)(i), (a)(ii), (a)(iii), (a)(v) or (a)(vi)(B), and such default shall continue unremedied for a period of three (3) Business Days after delivery of notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower or (iii) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.03(a)(iv), (a)(vi)(A), (a)(vii), (a)(viii), (a)(ix), (b)(ii), b(v) or (b)(vi), and such default shall continue unremedied for a period of three (3) Business Days after the occurrence of a default thereunder;

(d)                Other Defaults; Termination. (i) Default shall be made in the due observance or performance of any covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (c) above) and such default shall continue unremedied for a period of fifteen (15) days after the earlier of the Borrower becoming aware of such default and delivery of notice thereof from the Administrative Agent, the Collateral Agent or any Lender to the Borrower or (ii) (A) any Loan Document, at any time subsequent to its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of satisfaction in full of all the Obligations, ceases to be in full force and effect, (B) any party to the Loan Documents other than the Administrative Agent, Collateral Agent or any Lender contests in any manner the validity or enforceability of any Loan Document, denies that it has any further liability or obligation hereunder or thereunder, or purports to revoke, terminate or rescind any Loan Document or (C) any party other than the Collateral Agent, delivers a notice to terminate the Control Agreement or the Account Agreement. Notwithstanding the foregoing, for any breach by the Borrower under Section 2.07(b), the fifteen day cure period hereunder shall be tolled for so long as Lender and Borrower are engaged in good faith discussions regarding a proposed prepayment plan to address the shortfall resulting from the failure to meet the Specified Condition(s);

(e)                 Cross Defaults. (i) Any event of default occurs in respect of any Derivative Contract with CSAG or any Affiliate of CSAG where the Borrower is the defaulting party or any termination event occurs in respect of any other Derivative Contract with CSAG or any Affiliate of CSAG where the Borrower is the sole affected party, (ii) the Borrower shall fail to pay any principal, interest or any other amount, regardless of amount, due and payable in respect of any Indebtedness in excess of the Threshold Amount (or any Indebtedness due to CSAG or any Affiliate of CSAG, regardless of the amount of such Indebtedness), when and as the same shall become due and payable (after giving effect to any grace period applicable thereto), (iii) any event of default occurs in respect of any Derivative Contract (other than a Derivative Contract covered in clause (i) above) with Derivative Exposure in excess of the Threshold Amount where the Borrower is the defaulting party or any termination event occurs in respect of any Derivative Contract (other than a Derivative Contract covered in clause (i) above) with Derivative Exposure in excess of the Threshold Amount where the Borrower is the sole affected party or (iv) any other event or condition occurs that results in any Indebtedness of the Borrower in excess of the Threshold Amount (or any Indebtedness due to CSAG or any Affiliate of CSAG, regardless of the amount of such Indebtedness) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Indebtedness of the Borrower in excess of the Threshold Amount or any trustee or agent on its or their behalf to cause any Indebtedness of the Borrower in excess of the Threshold Amount to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(f)                  Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, PREDEX Fund Advisor or the Custodian, or of a substantial part of the property or assets of the Borrower, PREDEX Fund Advisor or the Custodian under any Debtor Relief Laws, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, PREDEX Fund Advisor or the Custodian or for a substantial part of the property or assets of the Borrower, PREDEX Fund Advisor or the Custodian or (iii) the winding-up or liquidation of the Borrower, PREDEX Fund Advisor or the Custodian; and such proceeding or petition shall continue undismissed for thirty (30) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)                Voluntary Proceedings, Etc. The Borrower, PREDEX Fund Advisor or the Custodian shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (f) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, PREDEX Fund Advisor or the Custodian or for a substantial part of the property or assets of the Borrower, PREDEX Fund Advisor or the Custodian, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(h)                Judgments. (i) One or more judgments shall be rendered against the Borrower, PREDEX Fund Advisor or the Custodian and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed and such judgment (x) is for the payment of money in an aggregate amount in excess of the Threshold Amount or (y) is for injunctive relief that could reasonably be expected to result in a Material Adverse Effect or in financial losses in an aggregate amount in excess of the Threshold Amount, (ii) any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower, PREDEX Fund Advisor or the Custodian to enforce any judgment or (iii) any judgment or order shall be entered in any investigative, administrative or judicial proceeding involving a determination that PREDEX Fund Advisor (or an Affiliate) shall have violated in any material respect any civil or criminal law or regulation applicable to it;

(i)                  ERISA. The assets of the Borrower constitute “plan assets” of any Benefit Plan Investor within the meaning of Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA, or any transaction or action contemplated by the Loan Documents violates any Similar Law that is applicable to the Borrower;

(j)                  Lien Defects. Any security interest in any Collateral or purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Borrower or PREDEX Fund Advisor not to be, a legal, enforceable, valid and perfected first priority (solely with respect to priority, subject to the Liens described in clause (b) of the definition of Permitted Liens) security interest in the securities, assets or properties covered thereby;

(k)                Material Adverse Fund Event. There shall have occurred a Material Adverse Fund Event;

(l)                  Custodial Services. (i) The Custodian shall cease to be the sole and exclusive securities intermediary (and depository bank) of the Collateral, unless a replacement has been approved in advance by the Collateral Agent in its sole discretion, and such Collateral has been migrated to such replacement, in a manner satisfactory to the Collateral Agent (including, without limitation, with respect to the custody and control arrangements and documentation), but in any event in a manner that is consistent with the requirements of the 1940 Act, (ii) any event or circumstance shall occur which has had or could reasonably be expected to have a Custodial Material Adverse Effect, (iii) the Custodian shall default in any of its obligations under the Control Agreement or (iv) (A) the Custodian shall fail to have adequate routines and processes for accurate and timely reporting on accounts or shall otherwise be found deficient in its operations during inspections, conducted from time to time, by the Collateral Agent or (B) shall otherwise cease to be a securities intermediary approved by the Collateral Agent (as determined by the Collateral Agent in its sole discretion), unless in the cases of clauses (A) or (B) the Borrower (x) within five (5) Business Days of notice thereof by the Collateral Agent (the “Trigger Date”) establishes a custody account with a replacement securities intermediary approved by the Collateral Agent in its sole discretion, (y) within ten (10) Business Days of the Trigger Date, causes such replacement securities intermediary to deliver an executed control agreement with respect to such new custody account satisfactory to the Collateral Agent in its sole discretion, enters into an amendment to this Agreement and other Loan Documents adding references to the new custody account and replacement securities intermediary (and delivers such closing certificates, opinions and other closing documents in connection with such amendment as the Collateral Agent may require) and submits instructions to the Custodian for the transfer of all Collateral to such replacement securities intermediary to be credited to such new custody account and (z) within forty five (45) days of the Trigger Date, causes all the Collateral to be transferred to such replacement securities intermediary and credited to such new custody account;

(m)               Valuation Statement. The Valuation Statement provided by the Custodian is unsatisfactory to the Collateral Agent in its sole discretion, including, but not limited to, data which is not updated in a reasonable time frame, data which is inaccurate or data which is misleading;

(n)                Excess Risk Ratio Breach. The Risk Ratio is greater than or equal to 125% of the Maximum Risk Ratio; or

(o)                Investment Company Act. The Borrower shall fail to comply with the Investment Company Act and such compliance failure, if left unresolved, could reasonably be expected to result in the representations and warranties contained in Section 3.10 hereof being false in any respect.

ARTICLE VIII

Appointment of the Administrative Agent and the Collateral Agent

Section 8.01               Appointment of Agents; Successor Agents.

(a)                 Each Lender hereby irrevocably appoints CSAG as its administrative agent and its collateral agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents.

(b)                Each Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. Upon any such resignation, such resigning Agent shall have the right to appoint any Affiliate of CSAG as its successor Agent. If such resigning Agent elects not to appoint an Affiliate of CSAG as its successor Agent, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. Each Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such removal, the Required Lenders shall have the right to appoint, on behalf of the Lenders, a successor Agent. If any Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of an Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article VIII and any other provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement (including Section 9.04 hereof) shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it, its sub-agents and Related Parties while it was acting as an Agent hereunder and under the other Loan Documents.

Section 8.02               Limitation of Duties; Reliance by Agents; Exculpatory Provisions.

(a)                 Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) neither Agent shall be subject to any fiduciary or other implied duties, covenants, functions, responsibilities, obligations or liabilities regardless of whether a Default or Event of Default or any failure of any of the Specified Conditions to be satisfied (ii) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders and (iii) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Borrower Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of any Lender or in the absence of its own gross negligence or willful misconduct, as determined by a final and nonappealable decision of a court of competent jurisdiction. Neither Agent shall be deemed to have knowledge of any Default or Event of Default or any failure of any of the Specified Conditions to be satisfied unless and until written notice specifying that such notice is a notice of a “Default”, an “Event of Default” or “a failure of any of the Specified Conditions to be satisfied” is given to such Agent by the Borrower or any Lender, and neither Agent shall be responsible for or have any duty to inspect the properties, books or records of any Person or to ascertain or inquire into (A) any recital, statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the value, validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other agreement, instrument or document or any Collateral or (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(b)                Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document believed by it to be genuine and to have been signed or sent by the proper person or persons. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may refuse to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders; and provided that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take any action, or refrain from taking any action, with respect to any Default or Event of Default or any failure of any of the Specified Conditions to be satisfied as it shall deem advisable in the best interests of the Secured Parties.

(c)                 Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the making of the Loans provided for herein as well as activities as Agent. No Agent or sub-agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.03               Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make the Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate that may come into the possession of such Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

Section 8.04               Indemnification. The Lenders agree to indemnify each Agent and its Related Parties (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to each Lender’s Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably according to each Lender’s Aggregate Exposure Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements imposed on, incurred by or asserted against such Person in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such losses, claims, damages, liabilities or related expenses that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct.

ARTICLE IX

Miscellaneous

Section 9.01               Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by fax or via email in .pdf format, as follows:

(a)                 if to the Borrower, to it at its address and/or electronic mail address set forth in Appendix 3;

(b)                if to the Initial Lender, the Administrative Agent or the Collateral Agent, to Credit Suisse AG, Cayman Islands Branch, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010, Attention: Head of Fund Financing Americas (Fax No. (212) 743-4414) (E-Mail: List.flp-client-service@credit-suisse.com; List.flp-documentation@credit-suisse.com); and

(c)                 if to any other Lender, addressed as specified for such communications at such address as any such Lender shall have specified to the Borrower and the Administrative Agent in writing.

All notices and other communications shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or electronic mail or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

Section 9.02               Survival of Agreement. (a) All representations and warranties made by the Borrower and/or PREDEX Fund Advisor herein or in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent, the Collateral Agent and each Lender and shall survive the execution and delivery hereof and thereof and shall continue in full force and effect as long as any Obligation is outstanding or the Commitments have not been terminated and (b) Sections 2.08, 2.09, 2.10, 2.13, 8.01(b), 8.04, 9.02, 9.03(b), 9.04 and 9.15 and such other provisions in the other Loan Documents that survive termination of the relevant Loan Document by their terms shall survive the termination of this Agreement and such other Loan Documents, as applicable, (provided that such survival of Section 9.15 shall be limited to one year following such termination) and remain operative and in full force and effect, in case of each of the foregoing clauses (a) and (b), regardless of the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or Event of Default or any failure of any of the Specified Conditions to be satisfied or any incorrect representation or warranty.

Section 9.03               Successors and Assigns. (a) Subject to clause (e) below, whenever in this Agreement or in any other Loan Document any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of such Person that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)                (i) Subject to execution and delivery to the Administrative Agent of an assignment and assumption agreement in form and substance satisfactory to the Administrative Agent (an “Assignment and Assumption”), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans, at the time owing to it).

(ii)       Subject to acceptance and recording thereof pursuant to clause (b)(iii) below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto as a Lender to the same extent as if it were an original party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement without any further consent or action by the Borrower, the Lenders or any other Person. In the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Obligations and termination of the applicable agreement as if it continued as a Lender with respect to itself and its Related Parties (including, without limitation, Section 9.04 hereof).

(iii)       The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error. The Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)       Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                 Any Lender may, in connection with any transfer or proposed transfer pursuant to this Section 9.03, disclose Information to any transferee or proposed transferee that has executed an agreement to preserve the confidentiality of such Information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.15.

(d)                Any Lender may at any time assign (whether by transfer, charge, pledge, assignment or otherwise) all or any portion of its rights under this Agreement and the other Loan Documents to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(e)                 The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

Section 9.04               Expenses; Indemnity. The Lender agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lenders and, in an amount not to exceed $50,000, the Borrower in connection with the preparation of this Agreement and the other Loan Documents, including the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, the Lenders and the Borrower.1 The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and the Lenders in connection with the administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof. The Borrower agrees to pay all expenses incurred by the Administrative Agent, the Collateral Agent or the Lenders in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the making of the Loans hereunder, including (1) the fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Lenders, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other expert or counsel for the Administrative Agent, the Collateral Agent or the Lenders, (2) any expenses incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any lien granted under the Collateral Documents, (3) the redemption, collection, sale or other disposition of any Collateral, (4) the exercise by the Collateral Agent of any of its rights or powers under the Collateral Documents and (5) the amount of any taxes, other than Excluded Taxes, that the Collateral Agent may have been required to pay by reason of the liens granted under the Collateral Documents or to free any Collateral from any other lien thereon.

1 NTD: This assumes the Closing Date is on or before December 10, 2019.

(a)                 The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent and each Lender (including former Agents and Lenders in accordance with Section 8.01(b) and 9.03(b)) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of counsel and any experts or sub agents appointed by it, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective rights or obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) the breach of any of the representations and warranties of the Borrower or PREDEX Fund Advisor in this Agreement or any Loan Document or any other Default or Event of Default or any failure of any of the Specified Conditions to be satisfied or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, or any of its Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(b)                The Agents or the Lenders may, in their sole discretion, elect to reduce Fees owed by the Borrower to the Agents or the Lenders under the Loan Documents in amounts not to exceed the Costs (as defined below) (the amount of any such reduction, a “Discount Amount”). If any Agent or the Lenders so elect:

(i)               the Borrower shall be liable to reimburse the Agents or the Lenders, as applicable, for legal costs and expenses incurred in connection with the Loan Documents (the “Costs”) in an amount equal to that Discount Amount; and

(ii)                the Borrower's obligation to pay the Costs shall be immediately set-off against that Discount Amount.

The Borrower's liability to pay the Costs under this clause (c) shall be without prejudice to any other obligation it may have pursuant to the Loan Documents to pay costs and expenses incurred by the Administrative Agent, the Collateral Agent or the Lenders in connection with the Loan Documents or their entry into them.  For the avoidance of doubt, this clause (c) shall not either (i) obligate any Agent or any Lender to reimburse the Borrower in cash for any amounts previously paid by the Borrower under the Loan Documents or (ii) reduce the cash amount due from the Borrower for any Fees for any future period.

(c)                 All amounts due under this Section 9.04 shall be payable on written demand therefor. Any such amount not paid on demand will bear interest for each day thereafter until paid at the rate specified in Section 2.05(b)(ii). If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or any other transaction provided for in the Loan Documents, the Borrower will pay such tax and provide any required tax stamps to the Administrative Agent or as otherwise required by law.

(d)                To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents, any other agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

Section 9.05               Right of Setoff. If an Event of Default has occurred and is continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any of and all the obligations now or hereafter existing under this Agreement and other Loan Documents held by each Lender or its Affiliates, irrespective of whether or not such Lender or its Affiliates shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.05 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.06               Applicable Law; Waiver of Jury Trial. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

(b)                EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07               Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising, and no course of dealing with respect to, any power or right hereunder or under any other Loan Document, or the making of any Loan, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or PREDEX Fund Advisor therefrom shall in any event be effective unless the same shall be permitted by this Section 9.07, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b)                Neither this Agreement nor any provision hereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent at the direction of the Required Lenders); provided that, no such agreement shall be effective if the effect thereof would be to:

(i)               increase the Commitment of any Lender or postpone the scheduled date of maturity beyond the Maturity Date, in each case, without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent or covenant, or any Default or Event of Default or any failure of any of the Specified Conditions to be satisfied shall constitute an increase in the Commitments of a Lender);

(ii)                reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.05); or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby;

(iii)                (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of or the installment otherwise due on the principal amount of any Loan, (B) postpone the date of payment of any Obligation or any interest or fees payable hereunder, or (C) change the amount of, waive, or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.05 or any mandatory prepayment pursuant to Section 2.07(b)), in any case, without the written consent of each Lender directly affected thereby;

(iv)                permit the assignment or delegation by the Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(v)               release all or a substantial portion of the Collateral from the Liens of the Collateral Documents without the written consent of each Lender;

(vi)                change Section 2.07 in a manner that would alter any pro rata sharing of payments or setoffs required thereby or any provisions in a manner that would alter the pro rata allocation among Lenders, without the written consent of each Lender directly affected thereby;

(vii)                change any provision of this Section 9.07(b) without the written consent of each Lender directly affected thereby;

(viii)                change the percentage set forth in the definition of “Required Lenders” or any provision of any Loan Document (including this Section 9.07(b)) specifying the number or percentage of Lenders required to waive, amend, or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender such right to waive, amend or modify or make any such determination or grant any such consent;

(ix)                change or waive any provision of Article VIII as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case, without the written consent of such Agent; or

(x)               change or waive any obligation of the Lenders relating to the making of any Loan, without the written consent of such Lenders.

Section 9.08               Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all Fees, charges and other amounts which are treated as interest on such Loan under applicable law, shall exceed the maximum lawful rate which may be contracted for, charged, taken, received or reserved by the applicable Lender or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Fees, charges and other amounts payable in respect thereof, shall be limited to such maximum lawful rate and, to the extent lawful, the interest and Fees, charges and other amounts that would have been payable in respect of the Loans but were not payable as a result of the operation of this Section 9.08 shall be cumulated and the amounts payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the maximum lawful rate therefor) until such cumulated amount, together with interest thereon at the Alternate Interest Rate to the date of repayment, shall have been received by such Lender.

Section 9.09               Conflicts Disclosure. Each of the Lenders, the Administrative Agent and the Collateral Agent hereunder and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Borrower Subsidiary or other Affiliate thereof as if it were not an Agent or a Lender hereunder. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.10               Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents. This Agreement shall become effective when it shall have been executed by the Borrower, the Administrative Agent, the Collateral Agent and each Lender and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.11               Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.12               Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.10. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic mail in .pdf format shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.13               Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.14               Jurisdiction; Consent to Service of Process. (a) The Borrower agrees that it shall bring any legal action or proceeding against any other party arising out of or relating to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby in a New York State court or Federal court of the United States of America sitting in New York City. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of, and each other party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of, any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or their properties in the courts of any other jurisdiction.

(b)                Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.15               Confidentiality. Each party hereto agrees to maintain the confidentiality of the Information (as defined below) and shall not use the Information for purposes not arising in connection with or as a result of this Agreement, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) with respect to the Agents and each Lender, to the extent requested by any relevant regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by or advisable under applicable laws or regulations or by any subpoena or similar legal process, (d) with respect to the Agents and each Lender, in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) with respect to the Agents and each Lender, subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Borrower Subsidiary or any of their respective obligations, (f) with the consent of the disclosing party or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15. For the purposes of this Section, “Information” means the Loan Documents, any term sheets or other preliminary information related thereto and all written information received from the disclosing party and related to its business that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received as being confidential information, other than any such information that (i) was available to the recipient on a nonconfidential basis prior to its disclosure by the disclosing party or (ii) was or is independently developed by the recipient. Any Person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. Notwithstanding anything to the contrary herein, each party (and each of their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction that may be described or included within the Information and all material of any kind (including opinions or other tax analyses) that may be provided to the Administrative Agent or the Lenders relating to such U.S. tax treatment and U.S. tax structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction, and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.

Section 9.16               USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of the Lenders) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lenders or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Certain identified information has been excluded from the exhibit because it is not material and would likely cause competitive harm to the registrant if publicly disclosed.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PREDEX, a Delaware statutory trust

By:	/s/ Name: Michael Achterberg Title: Treasurer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, as Collateral Agent and as Initial Lender

By:	/s/ Name: Jeffrey Jaenicke Title: Athorized Signatory
By:	/s/ Name: Eric Keatley Title: Athorized Signatory

APPENDIX 1: ADDITIONAL DEFINED TERMS

“Acceptable Accounting Firm” means RSM US, LLP or such other independent public accountants of recognized national standing approved in advance in writing by the Administrative Agent.

“Account Agreement” means the Custody Agreement, dated as of December 1, 2019, between the Borrower and the Custodian.

“Administration Agreement” means that certain Fund Services Agreement, dated as of April 7, 2016, between the Borrower and the Administrator.

“Administrator” means Ultimus Fund Solutions, LLC.

“Applicable Percentage” means with respect to each Tranche, the Applicable Percentage set forth in the definition of Tranche Terms with respect to such Tranche.

“Borrower Leverage Multiple” means (a) one (1) divided by (b) one (1) minus the Risk Ratio (expressed as a fraction).

“Change of Control” means (i) PREDEX Fund Advisor shall cease to be the investment advisor of the Borrower or shall cease to be actively and regularly engaged in the day-to-day management of the Borrower, (ii) PREDEX Fund Advisor shall cease to be controlled by J. Grayson Sanders or (iii) Michael Achterberg or J. Grayson Sanders shall cease to be actively and regularly engaged in the day-to-day management of the Borrower.

“Closing Date” means December 10, 2019.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder. The amount of the Initial Lender’s Commitment as of the Closing Date is $35,000,000. The initial amount of each other Lender’s Commitment shall be set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, but in no event shall the aggregate Commitments be less than $35,000,000, except as may be reduced as set forth in this Agreement.

“Custodian” means UMB Bank, N.A.

“Declaration of Trust” means the declaration of trust of the Borrower, dated February 5, 2013.

“Default Rate” means 4.00% per annum.

“Early Termination Fee Rate” means 0.775%.

“Exposure Limit” means initially $35,000,000, as such amount may be increased by the aggregate amount of any increases of the Commitments pursuant to Section 2.03(e) or decreased by the aggregate amount of any decreases of the Commitments pursuant to Section 2.03(f).

“Investment Advisor” means PREDEX Fund Advisor, as Investment Advisor to the Borrower.

“Investment Advisory Agreement” means that certain Management Agreement, dated as of April 7, 2016, between the Borrower and PREDEX Fund Advisor.

“Look-Through Leverage Multiple” means, at any time and for each Investment Fund, (i) the Adjusted Market Value of the Borrower’s Investment in such Investment Fund divided by the Aggregate Collateral Value divided by (ii) one (1) minus the Private REIT Risk Ratio for such Investment Fund.

“Maximum Risk Ratio” means 22.5%.

“Maximum Look-Through Gross Leverage Ratio” means, expressed as a fraction, 2.0.

“Minimum Outstanding Amount” means $0.

“Permitted Account” means bank account no. 4870138400 held and maintained at The Bank of New York Mellon.

“Permitted Indebtedness” means none.

“PREDEX Fund Advisor” means PREDEX Capital Management, LLC, a Delaware limited liability company, in its capacity as Investment Advisor to the Borrower.

“Private REIT Risk Ratio” means for each Investment Fund, the ratio of (i) the aggregate indebtedness of such Investment Fund as reported in the most recent statement delivered pursuant to section 5.03 divided by (ii) the gross assets of such Investment Fund as reported in the most recent statement delivered pursuant to section 5.03.

“Registration Statement” means the registration statement of the Borrower as originally filed with the SEC and declared effective by the SEC on September 23, 2013, as amended from time to time, including without limitation, any such registration statement, and all supplements, amendments and modifications thereto as of the Closing Date, and as further supplemented, amended or modified in accordance with this Agreement and applicable law, including, without limitation, the Securities Act and the Investment Company Act.

“Scheduled Maturity Date” means December 8, 2020, as such date may be extended from time to time pursuant to Section 2.03(g); provided, that if such day is not a Payment Business Day, the Scheduled Maturity Date shall be the next succeeding Payment Business Day thereafter.

“Threshold Amount” means the lesser of (a) 3% of Net Equity or (b) $5,000,000.

“Tranche L Draw Condition” means the sum of the Tranche L Outstanding Amount shall not exceed the Tranche L Maximum Commitment.

“Tranche L Outstanding Amount” means, with respect to the Tranche L Loans at any time, the principal amount of the Tranche L Loans outstanding at such time.

“Tranche S Draw Condition” means the sum of the Tranche S Outstanding Amount shall not exceed the Tranche S Maximum Commitment.

“Tranche S Outstanding Amount” means, with respect to the Tranche S Loans at any time, the principal amount of the Tranche S Loans outstanding at such time.

“Tranche Terms” means the terms set forth in the chart below:

Defined Term	Tranche L	Tranche S	Tranche U
Maximum Commitment2	$28,000,000	$7,000,000	N/A
Commitment Fee Rate	0.775%	0.775%	N/A
Applicable Percentage	2.35%	2.35%	1.575%

“Tranche U Draw Condition” means, with respect to any Tranche U Loan, that the Administrative Agent has approved, in its sole discretion, the making of such Tranche U Loan.

“Weighted Average Look-Through Leverage Multiple” means the sum of all Look-Through Leverage Multiples for each Investment Fund.

2 As of the Closing Date.